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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of New Plan Excel Realty Trust, Inc. on Forms S-3 (File Nos. 333-67511, 333-64203, and 333-24615) and Forms S-8 (File Nos. 333-023329, 333-13481, 333-65223,
333-65193 and 333-65221) of our report dated March 2, 1999, on our audits of the consolidated financial statements and financial statement schedules of New Plan Excel Realty Trust, Inc. as of December 31, 1998, July 31, 1998, and
July 31, 1997 and for the five months ended December 31, 1998 and for each of the three years in the period ended July 31, 1998 which report is included in this Annual Report on Form 10-K.


                                                PricewaterhouseCoopers LLP


San Diego, California
March 26, 1999